Exhibit 10.4

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of                     , 2015, by and between Hunt Transmission Services, L.L.C., a Delaware limited liability company (“Hunt”), Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland”), InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”), InfraREIT, Inc., the general partner of the Operating Partnership (the “REIT” and, together with the Operating Partnership and all direct and indirect subsidiaries of the REIT, “InfraREIT”). Hunt, Sharyland, the Operating Partnership and the REIT are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.” Capitalized terms used herein but not otherwise defined have the meaning set forth in Article I.

RECITALS:

WHEREAS, Hunt has informed the REIT that Hunt currently intends for a REIT Entity to be the primary owner of all T&D Projects that Hunt or an Affiliate thereof develops (once those T&D Projects become Operating T&D Assets); and

WHEREAS, in connection with the initial public offering of the REIT, the Parties desire to enter into this Agreement in order to evidence their understanding with respect to, among other things, the procedures whereby ROFO Projects (as defined below) are to be offered to InfraREIT and accepted or declined and ROFL Assets (as defined below) are to be offered to Sharyland (as defined below) and accepted or declined.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement (including exhibits, schedules and amendments) shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement.

“Affiliate” means, with regard to a Person, a Person that controls, is controlled by, or is under common control with such original Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, the REIT Entities shall not be deemed to be Affiliates of Hunt. For the avoidance of doubt, a Person holding direct or indirect Equity Interests in a ROFO Entity shall not be deemed to be an Affiliate of the other holders of direct or indirect Equity Interests in such ROFO Entity solely as a result of such common ownership.

“Agreement” has the meaning set forth in the Preamble.

“Arbitration Panel” has the meaning set forth in Section 4.7(a).

“Confidential Information” has the meaning set forth in Section 4.8(a).

“Drag-able Equity Interests” are Equity Interests that comprise 100% of the Equity Interests in the ROFO Entity, other than such Equity Interests held by (a) Sharyland or another regulated utility necessary under the regulatory regime of the jurisdiction(s) in which the related ROFO Project is located and (b) another third-party utility for strategic purposes, in each case as determined by Hunt in its good faith discretion.

“Drag-Along Right” is the right, subject to the Drag-Along Conditions, to either (a) cause all or substantially all of the T&D Assets that comprise the ROFO Project to be Transferred to a REIT Entity or (b) cause 100% of the Drag-able Equity Interests to be Transferred to a REIT Entity.

“Drag-Along Conditions” means the requirement that each holder of Equity Interests (other than Hunt and its Affiliates) receive cash consideration with a value equal to at least 1.5 multiplied by the amount of cash invested in such Equity Interests upon issuance and in connection with any subsequent capital contributions to the ROFO Entity.

“Effective Date” means the closing date of the REIT’s initial public offering of its Common Stock pursuant to the Registration Statement on Form S-11 (Reg. No. 333-            ) and the effectiveness of the merger of InfraREIT, L.L.C. with and into the REIT.

“Entity” means any partnership, limited partnership, proprietorship, corporation, joint venture, joint stock company, limited liability company, limited liability partnership, business trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“Equity Interests” means any shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible or exchangeable into, capital stock, membership interests, partnership interests or other equity securities of an Entity.

“FERC” means the Federal Energy Regulatory Commission.

“Footprint Projects” means T&D Projects that (a) are located in the distribution service territory of an electric distribution utility that is leasing T&D Assets from a REIT Entity that are being used in that distribution service territory, (b) constitute a Transmission Addition to the transmission assets owned by a REIT Entity or (c) are Reclassified Projects. For purposes of the definition of Footprint Projects, the distribution service territory in part (a) of the definition and the transmission assets in part (b) of the definition will be deemed to include the distribution service territory and transmission assets of any T&D Projects acquired by the REIT Entities after the date of this Agreement; provided, however, that to the extent that Hunt or an Affiliate thereof is actively developing a T&D Project in the distribution service territory of any T&D Projects or Operating T&D Assets acquired by the REIT after the date of this Agreement at the time of such acquisition (including any ROFO Project), the T&D Project being actively developed by Hunt or such Affiliate will not be characterized as a Footprint Project. For avoidance of doubt, if a REIT Entity acquires a ROFO Project or other T&D Assets, then any such acquisition will expand the definition of Footprint Project hereunder such that, after the related T&D Project is acquired by a REIT Entity, Transmission Additions to any such T&D Assets will constitute Footprint Projects.

“Hunt” has the meaning set forth in the Preamble.

“Hunt Panel Member” has the meaning set forth in Section 4.7(b).

“Indirect Owners” has the meaning set forth in Section 3.1(a)(ii).

“InfraREIT” has the meaning given to it in the Preamble.

“InfraREIT Panel Member” has the meaning set forth in Section 4.7(b).

“Initial Term” has the meaning set forth in Section 4.1.

“IRS” means the Internal Revenue Service.

“Lease Offer” has the meaning set forth in Section 3.7(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien, charge, preference or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

“Management Agreement” means the Management Agreement, of even date herewith, among Hunt Utility Services, LLC, the Operating Partnership and the REIT, as the same may be amended from time to time.

“Merchant Project” means a project for which the recovery on and of capital invested is expected to be based on negotiated rates with a third party such as a generator, a consumer of electricity or a regulated utility, and not based on the inclusion of such invested capital in the regulated rate base of an invested utility.

“Negotiation Period” has the meaning set forth in Section 3.4.

“Non-Breaching Party” has the meaning set forth in Section 4.8(a).

“Operating Partnership” has the meaning set forth in the Preamble.

“Operating T&D Asset” means a T&D Project once one of the following has occurred: (a) with respect to a T&D Project that is not a Merchant Project, the related T&D Assets have been “placed in service” by the utility whose customers are served by such assets (with “placed in service” determined based on such utility’s accounting records applied in a manner consistent with the FERC Uniform System of Accounts); and (b) with respect to a T&D Project that is a Merchant Project, at least a significant portion of the related T&D Assets are used and useful by generators, a consumer of electricity or a regulated utility.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other Entity.

“Reclassified Project” means any T&D Project that does not otherwise meet the definition of Footprint Project but Hunt and the REIT jointly agree, in their sole discretion, to classify such T&D Project as a Footprint Project based upon such factors that the Parties deem relevant, including: (a) the expected rate base of the T&D Project, it being understood that the Parties generally expect that only T&D Projects with an expected rate base of less than $25 million could constitute a Reclassified Project; (b) whether the T&D Project is physically connected to the T&D Assets owned by a REIT Entity; and (c) whether the T&D Project is necessary to serve distribution customers situated in the service territories of the REIT Entities. As of the date of this Agreement, the Parties have agreed that the T&D Project described on Schedule II constitutes a Reclassified Project.

“REIT” has the meaning set forth in the Preamble.

“REIT Entity” or “REIT Entities” means the REIT, the Operating Partnership and any other Subsidiary of the REIT.

“Renewal Term” has the meaning set forth in Section 4.1.

“Restricted Indirect Owners” has the meaning set forth in Section 3.1(a)(ii).

“ROFL Assets” means T&D Assets acquired or developed by any REIT Entity other than: (a) T&D Assets acquired in connection with the acquisition by any REIT Entity of an investor-owned utility, (b) T&D Assets for which a utility other than Sharyland has or retains a license or other right to operate such asset or has a right of first refusal to build in connection with such asset, (c) T&D assets that the REIT determines in good faith should be leased to a third party other than Sharyland for strategic reasons, (d) T&D Assets that were previously subject to a lease between a REIT Entity and Sharyland (or an Affiliate thereof), (e) T&D Assets that were previously subject to a lease between a REIT Entity and a Third Party, or (f) T&D Assets that were, at the time acquired by the REIT Entity, subject to a lease with a Third Party (other than leases established in connection with such acquisition).

“ROFO” means the obligation to offer ROFO Projects to the REIT in accordance with Article III.

“ROFO Entity” means an Entity that holds title to the T&D Assets comprising a ROFO Project.

“ROFO Offer” means a written offer to the REIT to acquire a ROFO Project or 100% of the Drag-able Equity Interests therein, provided that the written offer includes the following information with respect to such ROFO Project:

(a) a description of the ROFO Project, including its location and the T&D Assets which make up such ROFO Project;

(b) the expected rate base of such T&D Project at the time it becomes an Operating T&D Asset, together with the underlying data supporting such calculation;

(c) a summary description of the terms of any lease entered into with respect to the ROFO Project together with a copy of any such lease agreement and, if there is no lease, a summary of the reasons why no lease exists and a description of how a REIT Entity will generate qualifying income with respect to the T&D Assets which make up such ROFO Project;

(d) a summary of, and copies of any definitive documentation relating to, any outstanding project-level indebtedness related to such ROFO Project;

(e) copies of any environmental, engineering or other third party reports received by Hunt or its Affiliates that are material to an understanding or due diligence of such ROFO Project;

(f) a schedule showing all of the outstanding Equity Interests in the ROFO Entity, if applicable;

(g) Hunt’s proposed terms of the Transfer of the ROFO Project to the REIT Entities, including the purchase price, form of consideration, the expected timing of closing, proposed conditions to the consummation of the Transfer and all other material transaction terms;

(h) market data related to the use of the T&D Asset that is the subject of the ROFO Offer; and

(i) such other information as is reasonably requested by the REIT, including all relevant financial statements, as applicable.

“ROFO Project” means any T&D Project described on Schedule I to this Agreement, as such Schedule may be updated from time to time upon the mutual agreement of Hunt and the REIT.

“Sharyland” has the meaning set forth in the Preamble.

“Sharyland Lease” means any lease agreement for the lease of T&D Assets between the Operating Partnership or any of its Subsidiaries, on the one hand, and Sharyland or a Subsidiary thereof, on the other hand, as may be in effect from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other Entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding Equity Interests is owned, directly or indirectly, by such Person; provided, however, that Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company, and its Subsidiaries will not be considered to be Subsidiaries of Sharyland.

“T&D Assets” means electric transmission and/or distribution assets.

“T&D Project” means the construction or development of T&D Assets.

“Third Panel Member” has the meaning set forth in Section 4.7(b).

“Third Party” means any Person other than a Party or an Affiliate of a Party. For the avoidance of doubt, Sharyland and its Subsidiaries shall not be considered Third Parties.

“Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any like transfer or encumbering; provided that, Transfer shall not include the granting of any Liens under any project-level indebtedness in respect of any ROFO Project that is incurred from time to time and any disposition of assets resulting from the enforcement of such Liens.

“Transmission Addition” means transmission assets that (a) are added to an existing transmission substation owned by a REIT Entity or (b) hang from transmission towers owned by a REIT Entity.

“Unrestricted Period” has the meaning set forth in Section 3.4.

ARTICLE II

FOOTPRINT AND ROFO PROJECTS

Section 2.1 Right to Fund Footprint Projects. During the term of this Agreement, except as otherwise described in this Section 2.1 or the Sharyland Leases, the REIT Entities shall have the exclusive right to own and fund all Footprint Projects. Hunt and its Affiliates shall not fund any construction costs or take any ownership interests in a Footprint Project without the prior written consent of the REIT. The REIT Entities shall fund Footprint Projects in the manner set forth in the Sharyland Leases. Notwithstanding the foregoing, if the REIT Entities decline to fund a Footprint Project, Sharyland will have the right to fund such Footprint Project in accordance with the terms of the Sharyland Leases.

Section 2.2 Right to Fund ROFO Projects. Subject to the obligations set forth in Article III, during the term of this Agreement, Hunt shall have the exclusive right to own and fund all ROFO Projects.

ARTICLE III

RIGHT OF FIRST OFFER

Section 3.1 General.

(a) Subject to the other provisions of this Section 3.1, Hunt will not:

(i) Transfer or permit any ROFO Entity to Transfer a material portion of any of the T&D Assets that comprise part of a ROFO Project; or

(ii) Transfer, or permit any Hunt Affiliate to Transfer, any direct or indirect Equity Interest in a ROFO Entity; provided, however, such restriction will not apply to Transfers of Equity Interests in Hunt Affiliates that are direct or indirect owners of a ROFO Entity (“Indirect Owners”) unless the ROFO Entity and its assets comprise all or substantially all of the assets of such Indirect Owner (“Restricted Indirect Owners”);

in any case, without first complying with the requirements of this Article III.

(b) Section 3.1(a) and the ROFO will not apply to Transfers to Affiliates of Hunt (including Sharyland), nor will they affect the right of any Affiliate of Hunt (including Sharyland) to abandon a ROFO Project.

(c) Hunt will ensure that a Hunt Affiliate retains the Drag-Along Rights with respect to all ROFO Projects until such time as the ROFO Projects are, following compliance with Section 3.2 and (if applicable) Section 3.3, Transferred to a REIT Entity or a Third Party. Furthermore, Hunt will not permit the ROFO Entity and the Restricted Indirect Owners to issue Equity Interests unless all net proceeds of such Equity Interest issuances are either (i) retained by the Restricted Indirect Owner or ROFO Entity or contributed to the ROFO Entity, or (ii) paid to a Hunt Affiliate to reimburse the Hunt Affiliate for its development expenses incurred in connection with the related ROFO Project. Subject to the restrictions set forth above in this Section 3.1(c), nothing in this Agreement will prohibit the ROFO Entity or any other Hunt Affiliate from issuing Equity Interests.

Section 3.2 Pre-Energization Offer. Hunt shall deliver a ROFO Offer at least 90 days prior to the date on which a ROFO Project becomes an Operating T&D Asset regardless of whether Hunt intends to Transfer such ROFO Project to a Third Party.

Section 3.3 Pre-Transfer Offers. Hunt shall deliver a ROFO Offer to the REIT prior to engaging in any negotiation regarding any proposed Transfer of any ROFO Project (or any portion thereof) to any Third Party (other than, for avoidance of doubt, Hunt Affiliates), unless such negotiation occurs during an Unrestricted Period.

Section 3.4 Offer Process. Following delivery of a ROFO Offer under Section 3.2, Section 3.3 or Section 3.6, Hunt and the REIT shall enter into non-binding discussions and negotiate in good faith the definitive terms of the acquisition by a REIT Entity of the ROFO Project that is the subject of the ROFO Offer (or direct or indirect Equity Interests therein) for a period of 75 days from the date on which the REIT receives the ROFO Offer (the “Negotiation Period”). If Hunt and the REIT have not agreed in writing to definitive terms for the Transfer of the ROFO Project to a REIT Entity by the end of the Negotiation Period, then, during the 18-month period (the “Unrestricted Period”) from the end of the Negotiation Period, this Agreement will not impose any restrictions on the Transfer of such ROFO Project (or direct or indirect Equity Interests therein) to a Third Party, as long as such Transfer is on terms that are not more favorable to the Third Party than those offered to the REIT during the Negotiation Period. If such Transfer does not occur within the Unrestricted Period, Hunt will thereafter remain subject to the restrictions contained in this Article III with respect to such ROFO Project (and direct and indirect Equity Interests therein).

Section 3.5 Negotiations with Third Parties. Neither Hunt nor any of its representatives, agents or Affiliates shall solicit offers from, or negotiate with, any Third Party for the Transfer of any ROFO Project (or the direct or indirect Equity Interests therein) until the expiration of the Negotiation Period related to such ROFO Project. If no agreement has been reached between Hunt and the REIT during the Negotiation Period, then, during the Unrestricted Period, Hunt shall have the right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer such ROFO Project, as long as such Transfer is on terms no more favorable to the Third Party than those offered to the REIT during the Negotiation Period.

Section 3.6 Structure of ROFO Projects. Hunt shall use its commercial best efforts to structure ROFO Projects so that they can be acquired by a REIT Entity prior to becoming Operating T&D Assets without jeopardizing the REIT’s status as a real estate investment trust under applicable IRS rules. If, notwithstanding Hunt’s commercial best efforts, a ROFO Project is not qualified to be held by a REIT Entity prior to becoming Operating T&D Assets, the ROFO included in Section 3.3 shall continue to apply until such time as the Operating T&D Assets qualify to be held by a REIT Entity. Within 30 days of the date on which such Operating T&D Assets qualify to be held by a REIT Entity, Hunt shall deliver a ROFO Offer to the REIT.

Section 3.7 Right of First Offer to Lease ROFL Assets.

(a) During the term of this Agreement, no REIT Entity may lease to any Third Party any ROFL Assets unless such REIT Entity has first presented in writing to Sharyland the right to act as the tenant under a lease of such ROFL Assets (each, a “Lease Offer”). The Lease Offer shall include the material proposed lease terms, along with any other information reasonably requested by Sharyland to evaluate the Lease Offer.

(b) Upon receipt of a Lease Offer, Sharyland shall have 75 days to review such Lease Offer and take one of the following actions:

(i) accept the Lease Offer, in which case such REIT Entity and Sharyland will proceed to negotiate a final lease agreement in good faith for a period of 75 days from the date on which Sharyland receives the Lease Offer; or

(ii) reject the Lease Offer, in which case such REIT Entity may lease the subject ROFL Assets to a third party on terms that are not materially more favorable to the lessee than those offered to Sharyland in the Lease Offer;

provided, however, that if Sharyland fails to take one of the foregoing actions within such period, Sharyland will be deemed to have rejected the Lease Offer and the REIT Entity will have the right to lease the subject ROFL Assets to a third party on terms that are not materially more favorable to the lessee than those offered to Sharyland in the Lease Offer.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Term and Termination. The Parties’ obligations under this Agreement shall become effective on the Effective Date and shall remain in effect until December 31, 2019 (the “Initial Term”) and shall be automatically renewed for a five-year term (a “Renewal Term”) upon the expiration of the Initial Term and upon the expiration of each Renewal Term. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the expiration or termination of the Management Agreement.

Section 4.2 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, sent via facsimile or sent by United States mail or by commercial courier and shall be deemed to have been given when received at the address set forth below:

If to Hunt:

Hunt Transmission Services, L.L.C.

Attn: Hunter L. Hunt, President

1900 North Akard Street

Dallas, TX 75201

E-Mail: HHunt@huntoil.com

with a copy to:

Hunt Transmission Services, L.L.C.

Attn: General Counsel

1900 North Akard Street

Dallas, TX 75201

E-Mail: DHernandez@huntoil.com

If to Sharyland:

Sharyland Utilities, L.P.

Attn: Hunter L. Hunt, President

1900 North Akard Street

Dallas, TX 75201

Facsimile: HHunt@huntoil.com

with a copy to:

Sharyland Utilities, L.P.

Attn: General Counsel

1900 North Akard Street

Dallas, TX 75201

Facsimile: SFrenzel@huntoil.com

If to the REIT or the Operating Partnership:

InfraREIT, Inc.

Attn: Chairman of the Conflicts Committee

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

E-Mail: conflictscommittee@Huntutility.com

with a copy to:

InfraREIT, Inc.

Attn: General Counsel

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

E-Mail: Legal@Huntutility.com

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions of this Section 4.2.

Section 4.3 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 3.7, which shall inure to the benefit of Sharyland, who is intended to be a third-party beneficiary thereof.

Section 4.4 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, and except as expressly herein otherwise provided, this Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Parties, and their legal representatives, heirs, successors and permitted assigns.

Section 4.5 Complete Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. This Agreement shall not be modified or amended except in a writing signed by all Parties. No purported modifications or amendments, including without limitation any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on any Party.

Section 4.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 4.7 Arbitration.

(a) Any dispute under or relating to this Agreement shall, if not resolved by the Parties within 60 days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three members. No more than one panel member may be with the same firm (which shall not be deemed to prohibit the panel members from being members of the same organization such as the American Arbitration Association or Judicial Arbitration and Mediations Services), and no panel member may have an economic interest in the outcome of the arbitration.

(b) The Arbitration Panel shall be selected as follows: Within five business days after the expiration of the period referenced above, Hunt shall select a panel member meeting the criteria of the above paragraph (the “Hunt Panel Member”) and the independent directors of the general partner of the Operating Partnership shall select its panel member meeting the criteria of the above paragraph (the “InfraREIT Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three business days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five business days after the selection of the Hunt Panel Member and the InfraREIT Panel Member, the Hunt Panel Member and the InfraREIT Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Hunt Panel Member and the InfraREIT Panel Member fail to timely select the Third Panel Member and such failure continues for more than three business days after written notice of such failure is delivered to the Hunt Panel Member and the InfraREIT Panel Member by either Hunt or the Operating Partnership, either Hunt or the Operating Partnership may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(c) Within ten business days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within 20 days after the later of (i) the submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(d) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

(e) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex Commercial Disputes in effect as of the date hereof and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

(f) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

Section 4.8 Confidentiality and Non-Disclosure.

(a) The Parties each acknowledge and agree that, in connection with this Agreement, a Party and its employees or agents may, directly or indirectly, receive or be provided with certain information relating to the business and operations of the other Party and the other Party’s Affiliates, including information relating to the technology, clients, customers, suppliers, vendors, employees, consultants, projects, financial information and status, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies, assets, collateral and reports of the other Party and the other Party’s Affiliates (“Confidential Information”); provided, however, that Confidential Information shall not include information which has previously become publicly available through the actions of a person not resulting from the violation of this Section 4.8. Each Party acknowledges that the other Party considers all such information valuable, confidential and proprietary. Therefore, each Party expressly agrees that, except as otherwise required by applicable law, court or governmental order:

(i) Such Party, and its employees and agents, will not, without the other Party’s express, written permission, use or disclose any Confidential Information of the other Party or its Affiliates other than for the purpose of performing its duties and obligations under this Agreement, and any use or disclosure of Confidential Information shall be limited to the specific purposes for which the permission was given or for which the use or disclosure is necessary to perform duties and obligations under this Agreement;

(ii) Such Party will take all steps reasonably necessary to protect the Confidential Information of the other Party and its Affiliates, including, at a minimum, any such steps that the Party would take to protect its own Confidential Information; provided, however, that in no event will the Party exercise less than reasonable care to protect the Confidential Information;

(iii) Such Party agrees to advise the other Party in writing of any misappropriation or misuse by any person of such Confidential Information of which such Party may become aware; and

(iv) Such Party agrees to return the Confidential Information of the other Party and its Affiliates to the other Party at the earlier of the other Party’s request for return of the Confidential Information or the termination of this Agreement. At the option of the other Party, such Party may instead destroy the Confidential Information, with such Party providing written certification of such destruction. Such Party will not be obligated to return any of its own internally prepared documents, notes, copies or other associated materials containing any Confidential Information. However, such Party must, at the other Party’s request, collect and destroy such internally prepared documents, with such Party providing written certification of such destruction.

Each Party expressly acknowledges and agrees that the remedy of the other Party (the “Non-Breaching Party”) at law for a breach or threatened breach of any of the provisions of this Section 4.8 by such Party would be inadequate. In recognition of that fact, in the event of a breach or threatened breach by a Party of the provisions of this Section, it is agreed that, in addition to its remedy at law and without posting any bond, the Non-Breaching Party shall be entitled to equitable relief in the form of a temporary restraining order, temporary or permanent injunction or other equitable available relief. If the Non-Breaching Party establishes that a breach or a threatened breach of any provisions of this Section 4.8 has occurred by the other Party, the other Party agrees not to oppose the Non-Breaching Party’s request for equitable relief in the form of a temporary restraining order or a temporary injunction. Nothing herein contained shall be construed as prohibiting the Non-Breaching Party from pursuing any other remedies available to it for such breach or threatened breach.

(b) Hunt acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 4.9 Cure of Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

Section 4.10 Construction of Agreement. As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Except as otherwise indicated herein, all section, schedule and exhibit references in this Agreement shall be deemed to refer to the sections, schedules and exhibits of and to this Agreement, and the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same. Time is of the essence for this Agreement. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party that drafted such language. Except as otherwise provided herein, references in this Agreement to any agreement, articles, by-laws, instrument or other document are to such agreement, articles, by-laws, instrument or other document as amended, modified or supplemented from time to time.

Section 4.11 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original hereof and all of which taken together shall constitute one and the same agreement. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

HUNT TRANSMISSION SERVICES, L.L.C.,
a Delaware limited liability company

By:
Name: Hunter L. Hunt
Title: President

SHARYLAND UTILITIES, L.P.,
a Texas limited partnership

By: Shary Holdings, L.L.C., its general partner

By:
Name:
Title:

INFRAREIT PARTNERS, LP,
a Delaware limited partnership

By: InfraREIT, Inc., its general partner

By:
Name:
Title:

INFRAREIT, INC.,
a Maryland corporation

By:
Name:
Title:

Signature Page to Development Agreement

SCHEDULE I

ROFO PROJECTS

1)	Cross Valley

2)	Golden Spread

3)	All generation inter-connections to the CREZ Panhandle Transmission Lines (other than those that would be classified as Footprint Projects under the definition thereof)

4)	Southline Transmission Project

5)	Verde Transmission Project

6)	South Plains Reinforcement

7)	Indiana to Illinois Transmission Project

8)	ERCOT Southeast Loop Transmission Line

9)	All DC Ties (defined below) that Hunt or an Affiliate thereof is currently developing between U.S.-based grids or between a U.S.-based grid and Mexico (CFE)

10)	All Southern California electricity import projects that Hunt or an Affiliate thereof is currently developing

“DC Ties” are high-voltage direct current interconnections necessary to provide for electricity flow between asynchronous electric grids.

SCHEDULE II

RECLASSIFIED PROJECTS

1.	Andrews 345kV substation project (with a projected rate base of $8.5 million)

2.	White River substation